Exhibit 99.1

REALTY INCOME ANNOUNCES SUMIT ROY TO SUCCEED GARY M. MALINO AS CHIEF OPERATING OFFICER

Mr. Malino to step down as President & Chief Operating Officer on October 1, 2014

ESCONDIDO, CALIFORNIA, September 3, 2014….Realty Income Corporation (Realty Income), The Monthly Dividend Company®, (NYSE:O) today announced the appointment of Sumit Roy as Chief Operating Officer effective October 1, 2014. Mr. Roy will continue to maintain his responsibilities as Chief Investment Officer.

Gary M. Malino will step down as President and Chief Operating Officer effective October 1, 2014. Mr. Malino, who has been President and COO since 2001, will serve as a consultant to the company until January 31, 2015, assisting with the transition process. John P. Case, Chief Executive Officer and Director, will reassume the title of President.

Commenting on the change in management, Mr. Case stated, “Sumit has continued to play a broad role within the organization and has positively impacted our company during its most notable growth phase. I have had the pleasure of working with Sumit in a variety of professional settings for much of the last decade. His outstanding management ability and innovative approach will continue to benefit our company. The expansion of his responsibilities is well-deserved and I am looking forward to working with him in his additional capacity as COO.”

“It’s been a pleasure working with Gary and I am thankful for his many significant contributions to the company over his 29-year tenure. Gary has effectively served in a variety of leadership roles during a period in which our total enterprise value grew from approximately $300 million to $15 billion. Realty Income is a better company today as a result of Gary’s loyal service.”

About Realty Income

Realty Income is The Monthly Dividend Company®, a New York Stock Exchange real estate company dedicated to providing shareholders with dependable monthly income. As of August 31, 2014, the company had paid 529 consecutive monthly dividends throughout its 45-year operating history. The monthly income is supported by the cash flows from over 4,200 properties owned under long-term lease agreements with 228 leading regional and national commercial tenants. The company is an active buyer of net-leased properties nationwide. Additional information about the company can be obtained from the corporate website at www.realtyincome.com or www.twitter.com/realtyincome.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, the availability of capital to finance planned growth, continued volatility and uncertainty in the credit markets and broader financial markets, property acquisitions and the timing of these acquisitions, charges for property impairments, the outcome of any legal proceedings to which the company is a party, and the profitability of Crest, the company’s subsidiary, as described in the company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Note to Editors: Realty Income press releases are available on the internet at www.realtyincome.com/invest/newsroom-library/press-releases.shtml.

Media contact:

Paul M. Meurer

Executive Vice President,

Chief Financial Officer & Treasurer

(760) 741-2111